Exhibit 99.1

Galectin Therapeutics Appoints Seasoned Biopharmaceutical Executive

Pol F. Boudes, M.D. as Chief Medical Officer

Appointment of industry veteran reflects growing confidence in clinical development program for NASH Cirrhosis

Norcross, GA., February 20, 2020 (GLOBE NEWSWIRE) — Galectin Therapeutics Inc. (NASDAQ:GALT), a leader in the field of NASH therapeutics, today announced the appointment of Pol F. Boudes, M.D. to the position of Chief Medical Officer. In this position, Dr. Boudes will oversee Galectin’s global advanced clinical development of belapectin (GR-MD-02) for NASH cirrhosis, as well as all other company clinical and scientific initiatives. Dr. Boudes brings more than 25 years of experience in clinical drug development in liver-related diseases — most recently NASH — and immunology, endocrine, metabolic and orphan diseases.

“Strengthening our executive team is a key development for the company, enhancing our future growth trajectory as we near launch of our NASH-RX trial, an adaptively-designed Phase 3 trial in NASH cirrhosis,” said Dr. Harold H. Shlevin, CEO. “Dr Boudes’s diverse background in drug development, especially his experience in NASH and in related diseases, adds an important layer of expertise in relevant therapeutic areas and bolsters our ability to advance the development of our galectin-3 product assets. We are excited to have him join our team.”

Chairman of Galectin, Mr. Richard E. Uihlein said, “On behalf of myself and the entire board, we are extremely pleased to have such a high quality Chief Medical Officer joining our excellent team. We believe the hiring of Dr. Boudes demonstrates the continued optimism and focus we collectively have on advancing our drug candidate through the planned upcoming trial in an effective and efficient manner.”

Dr. Boudes will report directly to Galectin’s CEO Harold Shlevin, PhD. and serve as a member of the company’s executive management team.

“I am very excited to join at such an important moment,” said Dr. Boudes. “The team at Galectin has done a remarkable job to advance the belapectin program with the planned initiation of a well-designed and innovative late-stage adaptive study. The drug candidate is anchored on a well-understood mechanism of action, and its effect in preventing the development of esophageal varices, if confirmed, could constitute a breakthrough for patients suffering from NASH cirrhosis and; potentially, other types of liver cirrhosis and other organ fibrosis.” Dr. Boudes added, “It will also be an honor to work under the guidance of such an experienced and supportive board of directors.”

Most recently, Dr. Boudes was CMO at CymaBay Therapeutics, where he worked on the company’s proprietary NASH compound and was instrumental in inventing and launching programs in rare liver diseases. Prior to CymaBay, Dr. Boudes was CMO at Amicus Therapeutics, a company focusing on rare lysosomal storage disorders. Following this experience, Dr. Boudes became a board member of Protalix BioTherapeutics, a company developing plant cell expressed recombinant proteins with improved therapeutic profiles, notably for lysosomal disorders. Additionally, he’s held positions of increased responsibilities in clinical development at Bayer HealthCare Pharmaceuticals, Wyeth Research, Hoffman-La Roche and Pasteur Merieux. Dr. Boudes has contributed to the approval of multiple drugs, both in the US and globally, across a variety of therapeutic indications.

A dual citizen of the US and France, Dr. Boudes earned his MD at the University of Marseilles, France. He completed his internship and residency in Marseilles and Paris and was an Assistant Professor of Medicine at the University of Paris. In this capacity he also participated in multiple clinical research programs as an investigator. He is certified by the Educational Commission for Foreign Medical Graduates (US) and board-specialized in endocrinology and metabolic diseases, internal medicine, as well as in geriatric diseases (Paris).

Dr. Boudes holds several records of invention and has contributed to multiple peer-reviewed publications, notably on improving the clinical development process. He served on the editorial review board for La Revue Prescrire, a leading European Drug Therapeutic Bulletin, and on several scientific advisory boards for drug development. He is a member of several professional organizations, including the American Association for the Study of Liver Disease, the European Association for the Study of Liver (Geneva, Switzerland), the American Diabetes Association, the Royal Society of Medicine (London, U.K.), and the American Medical Association.

About Galectin Therapeutics

Galectin Therapeutics is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, which are key mediators of biologic function. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. The Company is pursuing a development pathway to clinical enhancement and commercialization for its lead compounds in liver fibrosis and cancer.

Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for belapectin (GR-MD-02) will lead to the first therapy for the treatment of NASH with cirrhosis and those regarding the hope that our lead compounds will be successful in cancer immunotherapy. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, the Company’s NASH-RX adaptively-designed Phase 3 clinical trial for the treatment of NASH, now in the final planning stages, and any future clinical studies, including those in connection with cancer immunotherapy, may not proceed and may not produce positive results in a timely fashion, if at all, and could prove time-consuming and costly; plans regarding development, approval, and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of belapectin; manufacturing of drug product now in scale-up may not be successful or meet regulatory expectations; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Company Contact:

Jack Callicutt, Chief Financial Officer

(678) 620-3186

ir@galectintherapeutics.com

Media Contact:

Gregory FCA

Lexi Burchmore, Account Supervisor

(215) 297-3607

lexib@gregoryfca.com